UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 8, 2006
MOVIE GALLERY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24548	63-1120122

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 West Main Street
Dothan, Alabama	36301

(Address of Principal Executive Offices)	(Zip Code)
(334) 677-2108
(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 8, 2006, at the annual meeting of the stockholders of Movie Gallery, Inc. (the “Company”), the stockholders of the Company approved the Movie Gallery, Inc. Performance Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for the grant of incentive awards to the Company’s key executive officers at the discretion of the Compensation Committee of the Company’s board of directors. The Bonus Plan was adopted to increase stockholder value and the success of the Company by motivating key executives of the Company to perform to the best of their abilities and to achieve the Company’s objectives.
     The Compensation Committee of the Company’s board of directors will administer the Bonus Plan and will select the employees eligible to receive incentive awards, determine the target award for each participant, establish a period of time during which performance will be measured, set the performance goals for the performance period, and establish a payout formula to reflect actual performance as compared to the performance goals. The Compensation Committee also has discretion to reduce or eliminate the actual award of any participant. The performance goals established by the Compensation Committee will be based on the Company’s performance with regards to one or more of the following measures: earnings before interest, taxes, depreciation and amortization (EBITDA); cash flow; pre-tax margin; profit; return on assets; return on invested capital; and revenue. The Bonus Plan limits actual awards to a maximum of $4 million per person for any performance period, and no participant may participate in more than three performance periods at any one time. Actual awards granted under the Bonus Plan will be paid in cash generally no later than ninety days after the performance period ends, and the Compensation Committee may defer payment of and/or apply a vesting schedule to any bonuses.
     A copy of the Bonus Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit No.	Description
10.1	Movie Gallery, Inc. Performance Bonus Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVIE GALLERY, INC.
By:	/s/ Thomas D. Johnson
Thomas D. Johnson
Senior Vice President -- Corporate Finance and Business Development, Interim Chief Financial Officer

Dated: June 14, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Movie Gallery, Inc. Performance Bonus Plan

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